Exhibit 99.2

For Immediate Release

Sinoenergy Inc., Announces Signing of $30 Million Private

Placement Financing

QINGDAO, September 05, 2007--Sinoenergy Corporation (OTC Bulletin Board: SNEN), (“Sinoenergy” or the “Company”), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a designer, developer and builder of CNG stations in China today announced it entered into a purchase agreement on September 1, 2007 for the private placement of $30 million senior secured notes and secured convertible notes.

Pursuant to the terms of the purchase agreement, the Company has agreed to sell, and Abax Global Capital and China Century Investment Fund Limited have agreed to purchase, (a) $16,000,000 of the Company's 12% Senior Secured Notes due 2012 and (b) $14,000,000 of the Company's 3% Senior Secured Convertible Notes due 2012. The Convertible Notes are convertible into the Company’s common stock at an initial conversion price of US $3.17 per share, which represents a 25% premium of the 30 trading days volume weighted average price ending August 31, 2007.

Sinoenergy intends to use the net proceeds from this transaction for its expansion plan in CNG wholesale and retail business as well as for working capital and potential acquisitions, although the Company has no agreements or understandings with respect to any acquisitions.

“This financing provides Sinoenergy with a timely source of capital to continue executing our planned growth in CNG wholesale and retail market. The cash proceeds, coupled with the cash on hand, provide us with sufficient capital to meet our capital expenditure program in line with our strategic growth initiatives,” said Mr. Bo Huang, CEO of Sinoenergy Corporation. “With these resources, Sinoenergy is focused on building our previously announced network of CNG processing and filling stations in Central and Eastern China. The first two filling stations in Wuhan are expected to open by during September and the Company plans to build a total of 100 CNG filling stations in Central and Eastern China by the end of 2009, although the exact timing is subject to obtaining timely government approval.”

“Sinoenergy is building a leadership position in the CNG vehicle industry in China, which has strong growth prospects as the PRC supports initiatives to improve air quality and reduce petroleum imports through use of clean burning compresses natural gas,” said Donald Yang, President of Abax Global Capital. “We are pleased to be making this strategic investment that will support the Company’s growth plans.”

About Abax Global Capital

Abax Global Capital is a leading Hong-Kong-based investment fund focused on Pan-Asian private and public investments with an emphasis on Greater China and South East Asia. Founded in 2007, Abax's objective is to invest in and create value for small-to-mid-sized Asian enterprises, thereby generating returns for all stakeholders. Morgan Stanley Investment Management is a minority shareholder of Abax, an independently managed investment company.

About China Century Investment Fund Limited

China Century Investment Fund Limited (CCIF) is an investment fund focused on private and public investments in Greater China. CCIF’s investment objective is to seek superior returns for investors by investing in securities offered in initial public offerings, negotiated transactions with listed and private companies, and special situations. CCIF is managed by China Renaissance Capital Investment, a leading alternative investment management company focused on investments in the Greater China region.

About Sinoenergy:

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a designer, developer and builder of CNG stations in China. In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks, including price controls; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contact:

Sinoenergy Corporation	CCG Elite Investor Relations Inc.
Ms. Laby Wu, CFO	Mr. Crocker Coulson, President
Phone: +86-10-8492-8149	Phone: +1-646-213-1915 (New York)
Email: labywu@gmail.com	Email: crocker.coulson@ccgir.com